BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002

PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT represents the grant of a Performance Award (the “Award”) by Brown Shoe Company, Inc., a New York corporation (the “Company”), to the Participant named below, pursuant to the provisions of the Incentive and Stock Compensation Plan of 2002 (the “Plan”), as follows:

1.	Terms of the Award. The terms of the Award are as follows:

Participant: «First_Name» «Middle_Init» «Last_Name»

Initial Award Grant Date: _____, 20__ [**date of board approval]

Target Award: ___ Performance Shares

Form of Award Payment: Shares or equivalent cash value, or a combination of both Shares and cash, in the Board’s sole discretion (per Section 5 below)

Performance Period:  ________ to __________

Performance Measures: Cumulative earnings per share for ___ fiscal years and compound annual revenue growth for ___ fiscal years (per Section 2 below), and with no payment unless cumulative earnings per shares for Fiscal Years 20__, 20__ and 20__ are at least $____

Amount of Award Payment: nothing (zero shares or $0.00) to ___ times the number of Target Award Performance Shares or equivalent cash value, depending on whether and the extent to which Performance Measure have been met

2.  Award Payment and Achievement of Performance Measures. The Award Payment under this Award Agreement depends upon the Company’s achievement of certain Performance Measures established by the Board. These Performance Measures are cumulative earnings per share for Fiscal Years 20__, 20__ and 20__ and compound annual revenue growth for Fiscal Years 20__, 20__ and 20__, as set forth in the chart below. For purposes of the Performance Measures, “earnings per share” shall be calculated based on annual net earnings divided by the average annual number of diluted Shares outstanding; “revenue” shall represent the net sales as reported, and the “compound annual revenue” growth rate percentage shall be calculated based on the geometric average growth rate in revenue for Fiscal Years 20__, 20__ and 20__.
The amount of the Award Payment will be based on a percentage of the Target Award specified above, ranging from 0% to __%, calculated in accordance with the following chart:

Exhibit 10.5f

AWARD PAYMENT PROFILE - 20__ GRANT

Compound
Annual Sales
Growth Rate % Of Target Award Payable At End Of Performance Period

EPS	<$	$	$	$	$

Interpolation shall be used to determine the percent of the Target Award Payable in the event the Company’s EPS measure and revenue growth measure do not fall directly on one of the ranks listed in the above chart. No award is payable unless the minimum EPS of $____ is achieved.

3. Termination Provisions. Except as provided below, a Participant shall be eligible for payment of the Target Award in accordance with Section 2 only if the Participant’s employment with the Company continues through the end of the Performance Period. If a Participant retires at normal retirement date or at early retirement date with the approval of the Board (“Retirement”), or suffers a permanent Disability, or dies during the Performance Period, the Board, in its sole discretion, may determine that the Participant shall be eligible for that proportion of the Award payable under Section 2 for such Performance Period that his or her number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. In the event of the death of the Participant, his or her beneficiary shall be entitled to the Award to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant.

4. No Voting or Dividend Rights. Participant shall have no right to vote or receive any distributions with respect to the Shares subject to the Award.

5. Form and Timing of Payment of the Award. The Award Payment may be made in Shares (provided that no fractional shares shall be issued), or in equivalent cash value, or a combination of both Shares and equivalent cash value. “Equivalent cash value” shall be the Fair Market Value of the Shares as of the last day of the Performance Period. The Board shall determine the amount of the Award Payment in accordance with Section 2, and the Award shall be payable be made within sixty (60) calendar days following the close of the Performance Period, or if later, then within 10 business days after the Board has made its determination regarding the Award Payment amount.

6. Change in Control. Subject to Article 2.7 and Article 13 of the Plan, in the event of the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award shall automatically vest and all performance measures shall be assumed to have been met at 100% of the Target Award level as of the effective date of the Change in Control, and shall be paid out within thirty (30) days following the effective date of

Exhibit 10.5f

the Change in Control, on a pro rata basis depending on the length of time within the Performance Period which has elapsed prior to the Change of Control.

7. Recapitalization. Subject to Article 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, in the number and class of and/or price of shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

8. Tax Withholding. The Board shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.

9. Share Withholding. With respect to withholding required upon any taxable event arising as a result of the Award granted hereunder that is in Shares, the Participant may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

10.
Nontransferability. This Award Agreement and the Award granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

11. Administration and Interpretation. This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant. The Board may delegate to the Compensation Committee all determinations with respect to the Plan and this Award Agreement. All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

12. Miscellaneous

(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of date written below.

BROWN SHOE COMPANY, INC.

By:

Date:

Participant